                                Exhibit 10.22
April 7, 2020

Juan Perez
United Parcel Service, Inc.
55 Glenlake Parkway NE
Atlanta, Georgia 30328

Dear Juan,

I am pleased to offer you a special retention award (“Retention Award”) to further incentivize you to continue your employment with UPS. The Retention Award is in addition to any benefits and incentives you may already be entitled to receive pursuant to other agreements you have UPS.

Retention Award

Your Retention Award will consist of a restricted stock unit (“RSU”) award made pursuant to (and subject to the terms and conditions of) the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan (“Omnibus Plan”) and applicable award agreements. The award agreements will contain vesting schedules and other terms and conditions of the awards.

You will receive a one-time grant of RSUs valued at $3,000,000. The number of RSUs granted will be calculated by dividing $3,000,000 by the closing price of UPS Class B common stock on the grant date of the award (grant date). The grant date will be the date approved by the Compensation Committee of the Board of Directors. This award will vest as follows: 25 percent on the first anniversary of the grant date, 25 percent on the second anniversary of the grant date, and 50 percent on the third anniversary of the grant date, subject to your continued employment through each applicable vesting date. Promptly following each vesting date, UPS Class A common stock equal to your vested award amount will be issued to you (net of tax withholdings).

However, if your employment is terminated by UPS without Cause (as defined in the Protective Covenant Agreement between you and UPS), or due to your disability, or if your employment is terminated by you for Good Reason (as defined below), your unvested RSUs will continue to vest on the schedule set out above and UPS Class A common stock equal to your vested award amount will be issued to you (net of tax withholdings) promptly following each vesting date. If your employment is terminated by reason of death, your unvested RSUs will become fully vested and the shares attributable thereto will be transferred to your estate within 90 days.

Additional Terms

1.You will be an at-will employee, which means either you or UPS may terminate your employment at any time and for any reason.

2.As used in this letter, the term Good Reason means the termination of your employment by you following the occurrence of any of the following events or conditions, other than in connection with a termination of your employment for Cause or due to your disability: (a) a material and substantial diminution in your authority, duties or responsibilities, including requiring you to regularly report to anyone other than UPS’s Chief Executive Officer or Chief Operating Officer; or (b) a material reduction in your base salary, provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to yours by a similar percentage amount shall not constitute such a salary reduction.

Provided, however, Good Reason will not exist unless and until; (a) you reasonably determine in good faith that a Good Reason condition has occurred; (b) you first notify UPS (c/o the Chief Human Resources Officer) in writing describing in reasonable detail the condition which constitutes Good Reason within thirty (30 days) of its initial occurrence; (c) UPS fails to cure such condition within thirty (30) days after its receipt of such written notice, and you have cooperated in good faith with UPS’s efforts to cure such condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) you terminate your employment within thirty (30) days after the end of such thirty (30)-day cure period. If UPS cures the Good Reason condition during such cure period, Good Reason will be deemed not to have occurred.

3.Your Retention Award is contingent upon you signing the Protective Covenant Agreement referred to above. This agreement protects the UPS’s intellectual property, talent and competitive advantages. You are encouraged to read this agreement carefully and make sure that you understand its terms. In summary, the restrictions set forth in the agreement include:

–A prohibition on disclosure of the UPS’s confidential information;
–A non-compete provision covering all domestic and worldwide geographic areas in which UPS does business in the transportation and logistics industries; and
–A prohibition on recruiting or soliciting employees and customers.

4.If there are any inconsistencies between this letter and the official terms and condition in the Ominbus Plan and/or the related award agreements, the Omnibus Plan documents and/or award agreements control.

If you have any questions please let me know.

Sincerely,

/S/ CHARLENE THOMAS
Charlene Thomas
Chief Human Resources Officer

Acceptance

I have read the offer of continued at-will employment UPS has presented to me in this letter. I understand and agree that if I choose to accept UPS’s offer that my employment at UPS is and will remain at-will and that both UPS and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice nor employee statements to me can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an authorized officer of UPS.

ACCEPTED BY:

/S/ JUAN PEREZ
(Juan Perez)

April 14, 2020
(Date)